Exhibit 99.1

Discover Financial Services
Monthly Credit Card Charge-off and Delinquency Statistics
As of and for each of the twenty-four months ended
(dollars in billions)

	Aug 31, 2019	Jul 31, 2019	Jun 30, 2019	May 31, 2019	Apr 30, 2019	Mar 31, 2019	Feb 28, 2019	Jan 31, 2019	Dec 31, 2018	Nov 30, 2018	Oct 31, 2018	Sep 30, 2018
Ending Loans	$73.8	$73.3	$72.4	$71.9	$71.5	$70.8	$71.0	$72.0	$72.9	$71.4	$69.9	$69.3
Average Loans	$73.4	$72.6	$72.1	$71.4	$71.0	$70.5	$71.4	$72.1	$72.2	$70.2	$69.3	$69.2
Net Principal Charge-off Rate(1)	3.40%	3.23%	3.54%	3.48%	3.46%	3.42%	3.81%	3.30%	3.41%	3.24%	3.03%	3.17%
Delinquency Rate (30 or more days)(2)	2.41%	2.37%	2.34%	2.33%	2.38%	2.45%	2.49%	2.49%	2.43%	2.43%	2.40%	2.32%

	Aug 31, 2018	Jul 31, 2018	Jun 30, 2018	May 31, 2018	Apr 30, 2018	Mar 31, 2018	Feb 28, 2018	Jan 31, 2018	Dec 31, 2017	Nov 30, 2017	Oct 31, 2017	Sep 30, 2017
Ending Loans	$69.2	$68.6	$67.8	$67.4	$66.4	$65.6	$65.7	$66.6	$67.3	$65.7	$64.0	$63.5
Average Loans	$68.7	$68.0	$67.4	$66.5	$65.9	$65.3	$66.0	$66.7	$66.5	$64.3	$63.5	$63.3
Net Principal Charge-off Rate(1)	3.14%	3.13%	3.40%	3.40%	3.22%	3.33%	3.57%	3.09%	3.06%	3.08%	2.96%	2.80%
Delinquency Rate (30 or more days)(2)	2.23%	2.19%	2.16%	2.17%	2.26%	2.33%	2.38%	2.37%	2.28%	2.26%	2.23%	2.14%

(1) Represents net principal charge-off dollars (annualized) divided by average loans for the reporting period. The net principal charge-off rate for the month ended August 31,2019 reflects approximately 14 basis points of higher charge-offs due to the resolution of a prior processing delay at a debt consolidation firm. The risk associated with the impacted accounts was considered in the Company’s allowance for loan losses as of June 30, 2019.
(2) Represents loans delinquent 30 or more days divided by ending loans.

The statistics presented above provide information regarding Discover Financial Services' total credit card portfolio. The data presented differs from the data reported by the Discover Card Master Trust I and, through the collateral certificate, the Discover Card Execution Note Trust (collectively, the “Trusts”), Discover Funding LLC and Discover Bank in their monthly Form 10-D reports filed with the Securities and Exchange Commission which reflects only credit card loans that have been securitized through the Trusts. The credit card loans that have been securitized through the Trusts do not possess identical characteristics with those of the total portfolio of Discover credit card loans, which reflects the aggregate of securitized and non-securitized credit card loans. Thus, the reported credit performance of the Trusts may, on a month-to-month basis, be better or worse than the credit performance of the total credit card portfolio. Reported differences may arise as a result of, among other things, differences in the mix and vintage of loans between the Trusts and the total portfolio, the use of beginning of month principal receivables balances to calculate charge-off statistics in the Trusts compared to the use of average loan balances over the reporting period used in the total portfolio statistics, and the calculation of the Trusts' net charge-off rate annualized on a 30/360 day count basis, as compared to an actual/actual day count basis for the total portfolio.